EXHIBIT 99

                         FOR IMMEDIATE RELEASE


        MEDIA CONTACT:                       INVESTOR CONTACT:
        Alan Marks                           Pamela Catlett
        503.671.4235                         503.671.4589


       NIKE REPORTS SECOND QUARTER EARNINGS PER SHARE OF $1.14,
                  UP 18 PERCENT FROM PRIOR YEAR

       Worldwide futures orders up 2.5 percent, up 7 percent excluding effects of foreign currency

Beaverton, OR (December 20, 2005) - NIKE, Inc. (NYSE:NKE) today reported record results for the second quarter ended November 30, 2005. Second quarter revenues increased 10 percent to $3.5 billion, compared to $3.1 billion for the same period last year. Net income grew 15 percent to $301.1 million, compared to $261.9 million, and diluted earnings per share grew 18 percent to $1.14, versus $0.97 in the prior year.

"Led by the outstanding performance of the Nike brand in the U.S. and Americas regions, we delivered strong growth in revenue and profitability in the second quarter," said William D. Perez, President and Chief Executive Officer, Nike, Inc. "In addition to the Nike brand, our Other businesses also delivered double digit growth in revenue and profits. The power of our Nike, Inc. portfolio was evident this quarter, with strength in the U.S., China and Latin America balancing more challenging results in Western Europe and Japan. We feel very good about our business overall, and our prospects for delivering on our financial goals for the fiscal year." *

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from December 2005 through April 2006, totaling $5.2 billion, two and a half percent higher than such orders reported for the same period last year. Changes in currency exchange rates significantly reduced this growth relative to recent quarters, as global futures orders grew by seven percent excluding the impact of currency changes.*

By region, futures orders for the U.S. increased nine percent; Europe (which includes the Middle East and Africa) declined six percent; Asia Pacific grew two percent; and the Americas increased 23 percent. Changes in currency exchange rates reduced the reported futures orders by eight percentage points in Europe and by seven percentage points in the Asia Pacific region. In the Americas region, three percentage points of the increase were due to changes in currency exchange rates.*


Regional Highlights


U.S.
____
During the second quarter, U.S. revenues increased 15 percent to $1.3 billion versus $1.1 billion for the second quarter of fiscal 2005. U.S. athletic footwear revenues increased 19 percent to $811.5 million. Apparel revenues increased 13 percent to $433.8 million. Equipment revenues declined eight percent to $61.8 million. U.S. pre-tax income improved 14 percent to $265.7 million.

Europe
______
Revenues for the European region grew two percent to $977.4 million, up from $961.1 million for the same period last year. Foreign currency exchange rates did not have a material impact on this growth for the quarter. Footwear revenues were $533.2 million, up slightly from $531.8 million a year ago. Apparel revenues increased three percent to $379.6 million and equipment revenues increased nine percent to $64.6 million. Pre-tax income declined two percent to $194.2 million.

Asia Pacific
____________
Revenues in the Asia Pacific region grew four percent to $503.3 million compared to $483.5 million a year ago. Two percentage points of this growth were the result of changes in currency exchange rates. Footwear revenues were up four percent to $245.4 million, apparel revenues increased three percent to $214.6 million and equipment revenues grew 11 percent to $43.3 million. Pre-tax income increased three percent to $115.2 million.

Americas
________
Revenues in the Americas region increased 33 percent to $252.1 million, an improvement from $189.3 million in the second quarter of fiscal 2005. Currency exchange rates contributed 13 percentage points to this growth rate. Footwear revenues were up 37 percent to $178.1 million, apparel revenues increased 18 percent to $55.4 million and equipment jumped 48
percent to $18.6 million.   Pre-tax income was up 30 percent to $57.4
million.

Other Businesses
________________
Other business revenues, which include Converse Inc., NIKE Golf, Bauer NIKE Hockey Inc., Cole Haan, Hurley International LLC and Exeter Brands Group LLC, grew 14 percent to $434.8 million from $382.4 million last year. Pre-tax income was up 11 percent to $23.0 million.

Income Statement Review

Gross margins were 43.5 percent compared to 44.1 percent last year. Selling and administrative expenses were 30.4 percent of second quarter revenues, compared to 30.9 percent last year. The effective tax rate for the second quarter was 35.1 percent.

Balance Sheet Review

At quarter end, global inventories stood at $1.9 billion, an increase of 10 percent from November 30, 2004. Cash and short-term investments were $2.1 billion at the end of the quarter, compared to $1.7 billion last year.

Share Repurchase
During the quarter, the Company purchased a total of 2,926,400 shares for approximately $240 million in conjunction with the Company's four-year, $1.5 billion share repurchase program that was approved by the Board of Directors in June 2004.

NIKE, Inc. based in Beaverton, Oregon is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Bauer NIKE Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.

NIKE's earnings releases and other financial information are available on the Internet at www.NikeBiz.com/invest.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and
10-K.   Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter.



                              (Tables Follow)



                                     NIKE, INC.
                           CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE QUARTER ENDED NOVEMBER 30, 2005

                                  (In millions, except per share data)
INCOME                         QUARTER ENDING                YEAR-TO-DATE ENDING
STATEMENT                  11/30/2005  11/30/2004  %Chg   11/30/2005  11/30/2004  %Chg
======================================================  ============================
Revenues                     $3,474.7    $3,148.3   10%     $7,336.7    $6,710.1    9%
Cost of sales                 1,963.3     1,760.2   12%      4,077.2     3,736.2    9%
                          _______________________           ______________________
Gross margin                  1,511.4     1,388.1    9%      3,259.5     2,973.9   10%
                               43.5 %      44.1 %             44.4 %      44.3 %

Selling and administrative
 expense                      1,054.7     973.2      8%      2,159.1     2,046.8    5%
                               30.4 %      30.9 %               29.4 %      30.5 %

Interest (income) expense, net (5.7)       3.7       -         (12.1)        8.5    -
Other (income) expense, net    (1.4)       8.2       -         (11.3)       10.1    -
                          -----------------------           ----------------------

Income before income taxes    463.8       403.0     15%      1,123.8       908.5   24%

Income taxes                  162.7       141.1     15%        390.4       319.8   22%
                          -----------------------           ----------------------
                             35.1 %      35.0 %               34.7 %      35.2 %

Net income                   $301.1      $261.9     15%       $733.4      $588.7   25%
                          =======================           ======================
Diluted EPS                   $1.14       $0.97     18%        $2.77       $2.18   27%
                        =======================             ======================
Basic EPS                     $1.16       $0.99     17%        $2.82       $2.24   26%
                        =======================             ======================


Weighted Average Common Shares Outstanding:

Diluted                       263.7       271.1              265.0       270.5
Basic                         259.0       263.3              260.0       263.0
                        =======================         =======================
Dividends declared            $0.31       $0.25              $0.56       $0.45
                        =======================         =======================



NIKE, Inc.
BALANCE SHEET*                                   11/30/2005   11/30/2004
=========================================================================
   ASSETS
Current assets:
   Cash and equivalents                            $1,134.5     $1,181.8
   Short-term investments                             920.0        476.2
   Accounts receivable, net                         2,166.2      2,125.8
   Inventories                                      1,892.7      1,714.2
   Deferred income taxes                               86.9        184.2
   Prepaid expenses and other
     current assets                                   496.2        392.1

   Total Current Assets                             6,696.5      6,074.3

Property, plan and equipment                        3,216.6      3,340.7
   Less accumulated depreciation                    1,630.8      1,697.3
   Property, plan and equipment, net                1,585.8      1,643.4

Identifiable intangible assets, net                   403.9        407.8
Goodwill                                              135.4        135.4
Deferred income taxes and other assets                322.5        317.0

                                                 ------------------------
Total Assets                                       $9,144.1     $8,577.9
                                                 ========================

   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                 $254.5         $6.5
   Notes payable                                       79.2        144.4
   Accounts payable                                   797.1        672.5
   Accrued liabilities                                959.2      1,042.6
   Income taxes payable                                71.1        180.8

   Total Current Liabilities                        2,161.1      2,046.8

Long-term debt                                        408.3        699.0
Deferred income taxes and other liabilities           492.9        489.5
Redeemable preferred stock                              0.3          0.3
Shareholders' equity                                6,081.5      5,342.3

                                                 ------------------------
Total Liabilities and Shareholders' Equity         $9,144.1     $8,577.9
                                                 ========================

*Certain prior year amounts have been reclassified to conform to fiscal year 2006 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.


NIKE, INC                      QUARTER ENDING               YEAR-TO-DATE ENDING
Divisional Revenues       11/30/2005 11/30/2004  %Chg   11/30/2005 11/30/2004  %Chg
=====================================================  ============================
U.S. Region
     Footwear                 $811.5     $680.0   19%     $1,832.6   $1,601.4   14%
     Apparel                   433.8      384.7   13%        829.3      776.0    7%
     Equipment                  61.8       67.3   -8%        154.1      156.3   -1%
                         ----------------------        ----------------------
          Total              1,307.1    1,132.0   15%      2,816.0    2,533.7   11%

EMEA Region
     Footwear                  533.2      531.8    0%      1,218.3    1,195.1    2%
     Apparel                   379.6      370.0    3%        814.8      779.7    5%
     Equipment                  64.6       59.3    9%        161.8      144.2   12%
                         ----------------------        ----------------------
          Total                977.4      961.1    2%      2,194.9    2,119.0    4%

Asia Pacific Region
     Footwear                  245.4      236.6    4%        482.8      455.2    6%
     Apparel                   214.6      207.8    3%        391.1      356.6   10%
     Equipment                  43.3       39.1   11%         89.0       77.7   15%
                         ----------------------        ----------------------
          Total                503.3      483.5    4%        962.9      889.5    8%

Americas Region
     Footwear                  178.1      129.8   37%        335.0      244.6   37%
     Apparel                    55.4       46.9   18%         96.1       82.4   17%
     Equipment                  18.6       12.6   48%         34.7       24.0   45%
                         ----------------------        ----------------------
          Total                252.1      189.3   33%        465.8      351.0   33%

                             3,039.9    2,765.9   10%      6,439.6    5,893.2    9%

Other                          434.8      382.4   14%        897.1      816.9   10%

Total NIKE, Inc. revenues   $3,474.7   $3,148.3   10%     $7,336.7   $6,710.1    9%






NIKE, INC
                            QUARTER ENDING                   YEAR-TO-DATE ENDING
Pre-tax Income1,*        11/30/05   11/30/04  %Chg          11/30/05   11/30/04  %Chg
===================================================================================
USA Region             $  265.7   $  233.1   14%          $  610.9   $  555.4   10%
EMEA Region               194.2      197.6   -2%             524.4      444.0   18%
Asia Pacific Region       115.2      112.0    3%             206.6      175.4   18%
Americas Region            57.4       44.3   30%             102.0       64.7   58%
Other                      23.0       20.8   11%              63.0       61.0    3%

Corporate2               (191.7)    (204.8)   6%            (383.1)    (392.0)   2%
                      ______________________              _____________________
Total Pre-tax Income1  $  463.8   $  403.0   15%          $1,123.8   $  908.5   24%
                      ======================              =====================


_____________________




1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.

* Certain prior year amounts have been reclassified to conform to fiscal year 2006 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.